Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Minneapolis, MN (July 15, 2003)  —  Winmark Corporation (Nasdaq; WINA) announced today net income for the quarter ended June 28, 2003 of $756,400, or $.12 per share diluted, compared to net income of $724,000, or $.12 per share diluted, in 2002.  For the six months ended June 28, 2003, net income was $1,878,600, or $.30 per share diluted, compared to net income of $1,799,900, or $.30 per share diluted, for the same period last year.

Chairman and Chief Executive Officer John Morgan commented, “While financial results compared to last year were flat, Winmark has made significant progress.  Our new business unit, Winmark Business Solutions, continues to build infrastructure that will help our Franchisees and other small business owners reduce costs and operate more efficiently.  We also made two strategic investments in July that give us expanded capabilities to provide business services.  An Omaha, Nebraska based company, eFrame, LLC, provides out-sourced information technology services to customers that lower their costs and increase their operating efficiencies.  The other recent investment was in a Minneapolis, Minnesota based public company, Analysts International Corporation.  Analysts International provides IT services to both large and small businesses nationwide.  These two strategic investments create relationships that allow us to participate in delivering high value business services to a wide variety of customers throughout the country.  We will continue to position Winmark as a Company that provides superior services to our Franchisees and other business customers.”

Winmark Corporation develops franchises, provides business services and operates value-oriented retail concepts for stores that buy, sell, trade and consign used and new merchandise.  At June 28, 2003, the Company had 819 stores in operation and an additional 33 franchises awarded but not open.  Of the stores in operation, there were 464 Play It Again Sports®, 216 Once Upon A Child®, 90 Plato’s Closet® and 49 Music Go Round® stores.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	June 28, 2003	December 28, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$4,071,100	$4,730,000
Marketable securities	2,267,500	1,874,800
Receivables, less allowance for doubtful accounts of $334,300 and $357,700	2,252,000	2,612,100
Inventories	781,400	720,900
Prepaid expenses and other	190,200	583,900
Deferred income taxes	770,800	795,100
Total current assets	10,333,000	11,316,800

Long-term investments	4,577,300	3,498,800
Long-term notes receivables, net	88,000	130,300
Property and equipment, net	277,400	349,900
Other assets, net	578,700	544,300
Deferred income taxes	334,100	344,700
	$16,188,500	$16,184,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,101,100	$1,643,000
Accrued liabilities	1,671,200	1,975,200
Current deferred revenue	847,300	575,700
Total current liabilities	3,619,600	4,193,900
Long-term deferred revenue	62,800	90,200

Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 5,616,596 and 5,757,197 shares issued and outstanding	2,365,200	3,723,300
Other comprehensive income (loss)	11,000	(73,900)
Retained earnings	10,129,900	8,251,300

Total shareholders’ equity	12,506,100	11,900,700
	$16,188,500	$16,184,800

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
REVENUE:
Royalties	$3,879,100	$4,055,400	$8,170,600	$8,471,100
Merchandise sales	3,230,800	3,987,700	7,031,300	8,417,600
Franchise fees	135,000	92,500	270,000	257,500
Other	169,600	199,200	322,800	399,800
Total revenue	7,414,500	8,334,800	15,794,700	17,546,000

COST OF MERCHANDISE SOLD	2,527,200	3,238,600	5,648,800	6,916,800

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,895,300	3,966,800	7,353,300	7,748,400

Income from operations	992,000	1,129,400	2,792,600	2,880,800

INTEREST INCOME	181,200	79,200	251,000	132,800

INTEREST EXPENSE	—	(13,300)	—	(26,900)

Income before income taxes	1,173,200	1,195,300	3,043,600	2,986,700

PROVISION FOR INCOME TAXES	(416,800)	(471,300)	(1,165,000)	(1,186,800)

NET INCOME	$756,400	$724,000	$1,878,600	$1,799,900

NET INCOME PER COMMON SHARE – BASIC	$.13	$.13	$.33	$.33

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	5,615,919	5,502,197	5,669,063	5,442,776

NET INCOME PER COMMON SHARE – DILUTED	$.12	$.12	$.30	$.30

WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	6,244,632	6,122,741	6,230,386	6,056,986